EXHIBIT 21-Active Subsidiaries of Registrant

                                                            State of
              Name                                       Incorporation
              ----                                       -------------

              Kinro, Inc.                                Ohio

              Kinro Manufacturing, Inc.                  Delaware

              Kinro Holding, Inc.                        New York

              Shoals Supply, Inc.                        Delaware

              Shoals Supply Holding, Inc.                New York

              Kinro Texas Limited Partnership            Texas Partnership

              Kinro Tennessee Limited Partnership        Tennessee Partnership

              Shoals Supply Texas
                Limited Partnership                      Texas Partnership

              Shoals Supply Tennessee
                Limited Partnership                      Tennessee Partnership



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